Calculation of Filing Fee Tables
S-8
ACNB CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $2.50 par value per share	Other	300,000	$ 51.62	$ 15,486,000.00	0.0001381	$ 2,138.62
Total Offering Amounts:						$ 15,486,000.00		$ 2,138.62
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 2,138.62
Offering Note
[1]	(1) In addition to the number of shares of the common stock, par value $2.50 per share (the "Common Stock") of the Registrant stated above, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant's outstanding shares of Common Stock. (2) Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock on the Nasdaq Capital Market on May 4, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources